Exhibit 5.1

Direct: 414-287-9222

pmurphy@gklaw.com

February 25, 2016

Via UPS

Nicolet Bankshares, Inc.

111 N. Washington St.

Green Bay, Wisconsin 54301

RE:	Merger of Baylake Corp. with and into Nicolet Bankshares, Inc. and the issuance of common stock by Nicolet Bankshares, Inc. in connection therewith

Ladies and Gentlemen:

We have acted as co-counsel for Nicolet Bankshares, Inc. (the “Company”), a Wisconsin corporation, in connection with (i) that certain Agreement and Plan of Merger by and between the Company and Baylake Corp. (“Baylake”), dated September 8, 2015 (the “Agreement”); and (ii) the registration of up to 4,500,000 shares of Company common stock, $0.01 par value per share (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-4 (Registration No. 333-208192) , as amended (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 24, 2015. The Shares are issuable by the Company in exchange for all of the outstanding shares of common stock, $5.00 par value per share, of Baylake. This opinion is being furnished for the purpose of being filed as an exhibit to the Registration Statement.

In connection therewith, we have examined copies of the following documents:

(i)	The Agreement, including exhibits thereto;
(ii)	the Company’s Amended and Restated Articles of Incorporation;
(iii)	the Company’s Bylaws;
(iv)	certain resolutions of the Company’s board of directors; and
(v)	such other instruments and documents we have deemed pertinent to the formation of the opinion set forth herein.

Based upon and subject to the foregoing and the qualifications herein set forth, we are of the opinion that the Shares have been duly and validly authorized and, when issued and delivered pursuant to the Agreement, the Shares will be duly and validly issued and fully paid and non-assessable.

Nicolet Bankshares, Inc.

February 25, 2016

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.